CONTACT: Stephanie L. Amberg
                      Vice President of Public Relations, OSI
                      813/282-1225

FOR IMMMEDIATE RELEASE

OSI Restaurant Partners, Inc. Announces Appointment of
Curt Glowacki as President of Outback Steakhouse

Tampa, Florida (December 2006) - Paul Avery, COO of OSI Restaurant Partners, Inc.(NYSE: OSI), has announced the appointment of Curt Glowacki as president of Outback Steakhouse.

According to Avery, Glowacki is a seasoned restaurateur with 30 years of experience.

“I have had the pleasure to know Curt for the past twenty years,” says Avery. “I have the utmost respect for his talents and his ability to provide leadership for OSI’s core brand, Outback Steakhouse. As a result of his six year tenure as a successful CEO, he is well prepared to capably manage the Outback brand.”

Glowacki has been with Mexican Restaurants, Inc. for the past ten years. Most recently he served as president and chief executive officer, a role that he assumed in 2000. He began his restaurant career with Steak & Ale in 1975 where he quickly advanced to an area manager in Houston, Texas. He then went on to hold executive level positions with CEC Entertainment Inc. and Monterey’s Acquisition Corp. Glowacki holds a B.A. degree from the University of Houston.

“We are very excited to have Curt join the OSI team as president of our core brand, Outback Steakhouse,” said Bill Allen, CEO of OSI. “Curt has an outstanding and successful track record, and we anticipate that he will provide extraordinary leadership as we continue to evolve.”